Exhibit 99

Financial Measures That Supplement Generally Accepted Accounting Principles
General Electric Company and consolidated affiliates

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Specifically, we have referred to:

•	organic revenue growth in the third quarter of 2005

•	Industrial sales growth excluding the effects of the 2004 Olympics broadcasts

•	net revenues (revenues from services less interest expense) of the Commercial Finance and Consumer Finance segments

•	delinquency rates on managed financing receivables of the Commercial Finance and Consumer Finance segments

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Organic revenue growth

	Three months ended September 30
(In millions)	2005	2004	% change

Revenues as reported	$41,927	$38,336	9%
Less:
Effects of acquisitions, business dispositions (other than
dispositions of businesses acquired for investment) and
currency exchange rates	1,368	526
Insurance business	6,776	5,544
Effects of the 2004 Olympics broadcasts	-	927
Revenues excluding the effects of acquisitions, business
dispositions (other than dispositions of businesses acquired for investment), currency exchange rates, the Insurance business
and the 2004 Olympics broadcasts (organic revenues)	$33,783	$31,339	8%

(1)

Industrial sales growth excluding the effects of the 2004 Olympics broadcasts

	Three months ended September 30
(In millions)	2005	2004	% change

Industrial sales as reported	$21,567	$20,967	3%
Less:
Effects of the 2004 Olympics broadcasts	-	927
Industrial sales excluding the effects of 2004 Olympics broadcasts	$21,567	$20,040	8%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our third quarter 2005 revenue growth without the effects of acquisitions, dispositions and currency exchange rates, without the effects of the Insurance business, whose revenues were adversely affected by the changing economic environment and other factors in the third quarter of 2004, and without the effects of the 2004 Olympics broadcasts which effects have no counterpart in 2005 and, if included would overshadow trends in ongoing, non-Olympics-related broadcast revenues. Similarly, we believe that investors may find it useful to see our third quarter 2005 Industrial sales growth without the effects of the 2004 Olympics broadcasts, which effects have no counterpart in 2005.

Net Revenues

We provided reconciliations of net revenues to reported revenues for these segments in the Segment Analysis section of Item 2. Management’s Discussion and Analysis of Results of Operations and Financial Condition of the Form 10-Q. Because net revenues is a common industry measure of margin, these disclosures enable investors to compare the results of our businesses with results of others in the same industry.

(2)

Delinquency Rates on Managed Financing Receivables

Commercial Finance

	At
	9/30/05(a)	12/31/04	9/30/04

Managed	1.24%	1.40%	1.62%
Off-book	0.78	0.90	1.34
On-book	1.43	1.58	1.70

Consumer Finance

	At
	9/30/05(a)	12/31/04	9/30/04

Managed	5.23%	4.85%	5.56%
Off-book	5.10	5.09	5.16
On-book	5.23	4.84	5.59

(a)	Subject to update.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and securitized portfolios, which are relevant to our overall performance.

(3)